Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
BancTrust Financial Group, Inc.

We consent to the inclusion in this Current Report on Form 8-K of Trustmark Corporation dated February 19, 2013 of our reports dated April 12, 2012, with respect to the consolidated statements of condition of BancTrust Financial Group, Inc. and subsidiaries (“BancTrust”) as of December 31, 2011 and 2010, and the related consolidated statements of income (loss), shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011.

Our report, dated April 12, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, expresses our opinion that BancTrust Financial Group, Inc. did not maintain effective internal control over financial reporting as of December 31, 2011, because of the effect of the material weakness on the internal controls surrounding the valuation, documentation, and review of impaired loans and other real estate owned. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2011 consolidated financial statements, and did not affect our report dated April 12, 2012 on those consolidated financial statements.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
February 19, 2013